Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AEROVATE THERAPEUTICS, INC.

Aerovate Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The current name of the Corporation is Aerovate Therapeutics, Inc.

2. The amendment set forth in this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law by the board of directors of the Corporation and by the stockholders of the Corporation. This Certificate of Amendment hereby amends the Corporation’s Second Amended and Restated Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”) as set forth below.

3. The first paragraph of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is 310,000,000, of which (i) 300,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).”

4. Except as amended hereby, the provisions of the Certificate of Incorporation shall remain in full force and effect.

5. This Certificate of Amendment shall be effective at 9:16 am (Eastern Daylight Time) as of April 28, 2025.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by an authorized officer of the Corporation on April 28, 2025.

AEROVATE THERAPEUTICS, INC.

By:	/s/ Timothy P. Noyes
Timothy P. Noyes
Chief Executive Officer